Press release jointly issued by ETFS Platinum Trust, ETFS Palladium Trust,

ETFS Precious Metals Basket Trust & ETFS White Metals Basket Trust.

ETFS Platinum Trust

ETFS Palladium Trust

ETFS Precious Metals Basket Trust

&

ETFS White Metals Basket Trust

to Use London Metal Exchange Pricing for Platinum and Palladium

as Their Benchmark Price Starting December 1, 2014

New York, NY – November 18, 2014 – The London Platinum and Palladium Fixing Company Limited (the “LPPFCL”) has announced its intention to revise the “London Fix” pricing benchmark processes for platinum and palladium after November 30, 2014.  The afternoon session of the London Fix has been the “Benchmark Price” for valuation of platinum and palladium bullion held respectively by each of the ETFS Platinum Trust (NYSE Arca: PPLT) (the “Platinum Trust”),  the ETFS Palladium Trust, (NYSE Arca: PALL) (the “Palladium Trust”),  the ETFS Precious Metals Basket Trust (NYSE Arca: GLTR) (the “Precious Metals Trust”) and the ETFS White Metals Basket Trust (NYSE Arca: WITE) (the “White Metals Trust” and together with the Platinum Trust, the Palladium Trust, and the Precious Metals Trust, the “ETFS Trusts”). The LPPFCL has accepted a proposal by the London Metal Exchange (“LME”) to administer revised platinum and palladium price benchmark mechanisms on its behalf. Commencing December 1, 2014, the LME will operate platinum and palladium bullion price fixing systems that will replicate electronically the current manual London Fix processes employed by the LPPFCL as well as provide electronic market clearing processes for platinum and palladium bullion transactions at the fixed prices established by the LME pricing mechanism. The new electronic price fixing processes to be used by the LME will continue to establish and publish fixed prices for troy ounces of platinum and palladium twice each London trading day at 9:45 am London time (the “LME AM Fix”) and 2:00 pm London time (the “LME PM Fix”). In addition to utilizing the same London Fix standards and methods, the LME will also supervise the platinum and palladium electronic price fixing processes through its market operations, compliance, internal audit and third-party complaint handling capabilities in order to support the integrity of the LME AM and PM Fixes.

ETF Securities USA LLC, the sponsor of the ETFS Trusts (the “Sponsor”),  anticipates that, commencing December 1, 2014, the Sponsor will determine that the London Fix, which will have been revised based on a new LME method and will now be known as the LME PM Fix, will be an appropriate basis for valuing platinum and palladium bullion, as applicable, received upon purchase of an ETFS Trust’s shares, delivered upon redemption of an ETFS Trust’s shares and for determining the value of the ETFS Trusts’ platinum and palladium bullion, as applicable, each trading day.  The Sponsor also expects to determine that the LME PM Fix will fairly represent the commercial value of platinum and palladium bullion, as applicable, held by each ETFS Trust and, effective 60 days after the delivery of notice of such determination to The Depository Trust Company, the registered owner of the shares of each ETFS Trust, the “Benchmark Price" (as defined in each ETFS Trust’s Depositary Trust Agreement) as of any day will be the applicable LME PM Fix for such day.

CONTACT:

Benoit Autier +1 212-918-4955